UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to § 240.14a-12

CENTRAL VIRGINIA BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTRAL VIRGINIA BANKSHARES, INC.

2036 New Dorset Road

P.O. Box 39

Powhatan, Virginia 23139-0039

December [15], 2008

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Central Virginia Bankshares, Inc. to be held on [Friday, January 9, 2009 at 4:00 P.M. EST at the Main Office Branch of Central Virginia Bank located at 2351 Anderson Highway Powhatan, Virginia 23139].

At the Special Meeting, you will be asked to approve an amendment and restatement of our Articles of Incorporation to authorize the issuance of preferred stock. The primary purpose of authorizing preferred stock is to allow us to participate in the Capital Purchase Program established by the United States Treasury pursuant to the Emergency Economic Stabilization Act of 2008. Under the Capital Purchase Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions on terms that would provide those institutions with an affordable means of raising capital in the current market environment. Because our Articles of Incorporation currently do not authorize us to issue preferred stock, we must amend our Articles of Incorporation in order to participate in the program. The Treasury has given institutions a very short period of time to obtain the required authorization to issue preferred stock under the Program, therefore we must act now to amend our Articles of Incorporation.

If we do not receive shareholder approval, and therefore cannot amend and restate our Articles of Incorporation to authorize the issuance of preferred stock, we will not be able to participate in the Capital Purchase Program. Our ability to participate in the Program could be advantageous to us by providing access to low-cost capital. For these reasons, whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted. Enclosed with this letter is a formal notice of the Special Meeting, a Proxy Statement and a form of proxy. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

Sincerely,

Ralph Larry Lyons
President and Chief Executive Officer

CENTRAL VIRGINIA BANKSHARES, INC.

2036 New Dorset Road

P.O. Box 39

Powhatan, Virginia 23139-0039

___________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

___________________

A Special Meeting of Shareholders (the “Special Meeting”) of Central Virginia Bankshares, Inc. (the “Company”) will be held on [Friday, January 9, 2009 at 4:00 P.M. EST at the Main Office Branch of Central Virginia Bank located at 2351 Anderson Highway Powhatan, Virginia 23139], for the following purposes:

1.	To act on a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock;

2.

To act on a proposal to adjourn the special meeting to allow time for further solicitation of proxies, in the event there are insufficient votes represented in person or by proxy at the special meeting to approve the amendment proposal;

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of shares of Common Stock of record at the close of business on November 28, 2008, the record date fixed by our Board of Directors, are entitled to notice of, and to vote at, the Special Meeting.

By Order of the Board of Directors

Elwood C. May
Secretary

Powhatan, Virginia

December [15], 2008

IMPORTANT NOTICE:

Please complete, sign, date, and return the enclosed proxy in the accompanying postage paid envelope whether or not you plan to attend the Special Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered.

CENTRAL VIRGINIA BANKSHARES, INC.

2036 New Dorset Road

P.O. Box 39

Powhatan, Virginia 23139-0039

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

[January 9, 2009]

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Central Virginia Bankshares, Inc. (the “Company”, “we”, “us” or “our”) to be used at a Special Meeting of Shareholders (the “Special Meeting”) to be held on [Friday, January 9, 2009 at 4:00 P.M. EST at the Main Office Branch of Central Virginia Bank located at 2351 Anderson Highway Powhatan, Virginia 23139] and any duly reconvened meeting after adjournment thereof.

GENERAL INFORMATION

Revocation and Voting of Proxies

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to our Secretary, by executing a proxy dated as of a later date or by voting in person at the Special Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about December [15], 2008 to all shareholders entitled to vote at the Special Meeting.

Voting Rights of Shareholders

On November 28, 2008, the record date for determining those shareholders entitled to notice of and to vote at the Special Meeting, there were 2,587,908 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Special Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting. Only shareholders of record at the close of business on November 28, 2008 are entitled to notice and to vote at the Special Meeting or any adjournment thereof.

Under certain circumstances, including the matters presented in this Proxy Statement, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have the effect of a vote AGAINST Proposal One to amend and restate the Articles of Incorporation to authorize the issuance of preferred stock. Abstentions and broker non-votes will have no effect on the outcome of Proposal Two to adjourn the Special Meeting.

If you hold your shares in a bank or brokerage account, you will receive instructions from your bank or broker that you must follow for your shares to be voted. Please follow those instructions carefully to assure that your shares are voted in accordance with your wishes on the matters presented in this Proxy Statement.

Solicitation of Proxies

The cost of soliciting proxies for the Special Meeting will be borne by us. Although we are soliciting proxies by mailing these proxy statements to our shareholders, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

We have retained Regan & Associates, Inc. to aid in the solicitation of proxies for the Special Meeting. Regan & Associates will receive a fee of approximately $17,500 for its proxy solicitation services.

PROPOSAL ONE

AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION

TO AUTHORIZE 1,000,000 SHARES OF PREFERRED STOCK

The Proposed Amendment

Our Board of Directors has adopted an amendment and restatement of our Articles of Incorporation to authorize 1,000,000 shares of preferred stock, par value $1.25 per share (the “Preferred Stock”). The Board of Directors has elected to restate the Articles of Incorporation because the amendment affects multiple provisions of the Articles of Incorporation, but each of those changes, which are set forth in Appendix A to this Proxy Statement, is being proposed for the purpose of authorizing the Preferred Stock or deleting an obsolete provision.

Our Articles of Incorporation currently authorize only the issuance of Common Stock. The amendment will vest in the Board of Directors the authority to issue the Preferred Stock in one or more series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the shares of any series so established. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which our securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. Shareholders are being asked to approve the proposed amendment and restatement at the Special Meeting.

Reasons for the Amendment

The Board of Directors is considering participating in the Capital Purchase Program (the “Program”) recently established by the United States Department of Treasury (the “Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008. Under the Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions and will receive warrants to purchase common stock of such institutions at current market values. The Program is intended to assist in easing the credit crunch and kick-starting the economy by facilitating capital growth in healthier financial institutions in the United States. Nine of the country’s largest financial institutions have already signaled the importance of the Program to our financial system by swiftly agreeing to collectively sell $125 billion of senior preferred stock to the Treasury. The Treasury will purchase the remaining $125 billion of senior preferred stock from small, medium and large sized banks across the nation. As described in greater detail below, the Program provides us and other participating institutions with a reasonable and affordable option to raise additional core or Tier 1 capital. With warrant coverage of only 15% of the preferred stock investment, the potential dilutive effects of conversion would be modest, and the Treasury would have little ability to interfere in participating institutions’ affairs. In addition, with an initial dividend rate on the senior preferred stock of only 5%, the Board of Directors believes that participating in the Program may provide relatively inexpensive capital that would allow us to continue to explore avenues to enhance shareholder value and facilitate continued growth. If we participate in the Program, we intend to use the proceeds of the issuance of the Preferred Stock for general corporate purposes, which may include deploying such proceeds to strengthen the capital position of our subsidiary bank.

To participate in the Program, however, we must be authorized to issue the Preferred Stock. If the proposal to amend and restate our Articles of Incorporation to authorize the Preferred Stock is not approved by the shareholders, we will be unable to participate in the Program. On December 4, 2008, we received preliminary approval to participate in the Program in the amount of $11.385 million. This preliminary approval, however, is subject to closing conditions, including obtaining shareholder approval to authorize the Preferred Stock. Therefore, any estimate in this Proxy Statement of proceeds from a sale of securities to the Treasury is not guaranteed. We do not expect, however, that there will be any material effects on our liquidity, capital resources or results of operations if we do not participate in the Program.

The Board of Directors also believes that the authorization of the Preferred Stock is advisable and in the best interests of the Company and its shareholders for several other reasons. As described below, we would issue between 3,795 and 11,385 shares of Preferred Stock to the Treasury under the Capital Purchase Program, leaving at least 988,615 shares of Preferred Stock authorized for issuance at a later date. The Board of Directors would be permitted to issue such stock without shareholder approval and, thereby, provide us with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes. The Board of Directors evaluates such opportunities and considers different capital structuring alternatives designed to advance our business strategy. Having the authority to issue the Preferred Stock will enable us to develop equity securities tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital. The Board of Directors believes that such enhanced ability to respond to opportunities and favorable market conditions before the opportunities or conditions pass is in the best interests of the Company and its shareholders.

Terms of the Capital Purchase Program

As mentioned above, we are currently evaluating participating in the Program. In the event that we participate, it is anticipated that we would issue cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share (the “Senior Preferred”). Under the Program, eligible institutions can generally apply to issue Senior Preferred to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. In our case, this would permit us to apply for an investment by the Treasury between approximately $3.795 million and $11.385 million. As mentioned above, we have received preliminary approval to participate in the maximum amount of $11.385 million. If the shareholders approve the proposal to amend and restate the Articles of Incorporation and we choose to participate in the Program, we would issue between 3,795 and 11,385 shares of Senior Preferred to the Treasury, with the terms summarized below. For more information regarding the Program and the terms of the Senior Preferred, please see the Treasury’s website at http://www.treas.gov/initiatives/eesa/.

Ranking. The Senior Preferred would rank senior to Common Stock and at an equal level in the capital structure with any other preferred shares other than preferred shares which by their terms rank junior to any other preferred shares.

Dividends. The Senior Preferred would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of original investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year.

Conversion Rights. The Senior Preferred would not be convertible into shares of any other class or series of our stock.

Redemption. The Senior Preferred may not be redeemed prior to the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to us of not less than 25% of the issue price of the Senior Preferred. A “Qualified Equity Offering” is the sale for cash, following the date of issuance of the Senior Preferred, of Common Stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the third anniversary of the date of issuance the Senior Preferred may be redeemed, in whole or in part, at our option, from any source of funds. Any such redemption would be at a cash redemption price of $1,000 per share of Senior Preferred, plus any unpaid dividends for all prior dividend periods for that share, plus a pro rata portion of the dividend for the then-current dividend period to the redemption date. Holders of the Senior Preferred will have no right to require the redemption or repurchase of the Senior Preferred.

Voting Rights. The Senior Preferred would be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of the Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect two directors. Our Board of Directors currently consists of nine Directors. If we participate in the Program and do not pay dividends on the Senior Preferred for six dividend periods, we will have to expand our Board of Directors to accommodate the Treasury’s appointments to it. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability. The Senior Preferred would not be subject to any contractual restrictions on transferability, and we would be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Senior Preferred to the Treasury. In addition, if requested by the Treasury to do so, we would be required to use reasonable efforts to list the Senior Preferred on a national securities exchange. The Treasury may transfer the Senior Preferred to third parties at any time.

Regulatory Capital Treatment. Any shares of Senior Preferred issued to the Treasury would constitute Tier 1 capital for bank regulatory purposes.

Executive Compensation. In addition, if we participate in the Program, we must adopt the Treasury’s standards for executive compensation for as long as the Treasury holds our securities, including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;
•	requiring clawbacks of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;
•	not making any “golden parachute payment” (as defined in the Internal Revenue Code) to any of the Company’s senior executive officers; and
•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each senior executive.

We have performed a preliminary review of our compensatory plans and contracts and do not believe that any material modifications or amendments will need to be made to comply with the applicable limits on executive compensation.

Warrants. Institutions participating in the Program must also grant stock purchase warrants to the Treasury to purchase a number of shares of Common Stock having a market value equal to 15% of the aggregate amount of the Senior Preferred investment. The initial exercise price for the warrants, and the market price for determining the number of shares of Common Stock subject to the warrants, would be determined by reference to the market price of the Common Stock on the date of preliminary approval by the Treasury (calculated on a 20-day trailing average). The exercise price of the warrants and the number of shares of Common Stock issuable upon exercise of the warrants would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by us of Common Stock or securities convertible to Common Stock. The warrants would have a term of ten years and would be immediately exercisable. The warrants would not be subject to restrictions on transfer; however, the Treasury would only be permitted to exercise or transfer one-half of the warrants prior to the earlier of (i) the date on which we have received aggregate gross proceeds of at least 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. If we received aggregate gross proceeds of at least 100% of the issue price of Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of our Common Stock underlying the warrants would be reduced by 50%. The Treasury would agree not to exercise voting power with respect to any of the shares of Common Stock issued to it upon exercise of the warrants. Persons to whom the Treasury subsequently transferred these shares would not be bound by this voting restriction.

Amendment. On October 31, 2008, the Treasury released a standard form Securities Purchase Agreement for publicly traded financial institutions, which describes the terms of a financial institution’s agreement to issue the Senior Preferred and fulfill other requirements in exchange for the Treasury’s investment under the Program. Section 5.3 of the Securities Purchase Agreement provides that the Treasury “may unilaterally amend any provision of this Agreement to the extent required to comply with any changes after the Signing Date in applicable federal statutes.” We cannot predict what amendments, if any, Congress may require us to make to the Securities Purchase Agreement at a future date.

Effects of the Amendment on the Rights of Holders of Common Stock

The Capital Purchase Program

Based on the information available to us at this time, the following are the effects on holders of Common Stock from the issuance of Senior Preferred to the Treasury under the Program:

Restrictions on Dividends. For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on Common Stock, nor may we repurchase or redeem any Common Stock, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid.  In addition, the consent of the Treasury will be required for any increase in the per share dividends on Common Stock until the third anniversary of the date of the Senior Preferred investment unless prior to such third anniversary, the Senior Preferred is redeemed in whole or the Treasury has transferred all of the Senior Preferred to third parties.

Repurchases. The Treasury’s consent would be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or Common Stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the Treasury has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or Common Stock if prohibited as described under “Restrictions on Dividends” above.

Voting rights. The Senior Preferred would be non-voting, except in certain circumstances described under “Terms of the Capital Purchase Program” above.

Dilution. If we participate in the Program and sell between $3.795 million and $11.385 million of Senior Preferred to the Treasury, then the total warrants issued would be convertible into 87,847 to 263,542 shares of our Common Stock, respectively, based on the average market price of our Common Stock of $6.48 for the 20 trading days prior to December 4, 2008. This amount would represent approximately 3.3% to 9.2% of our issued and outstanding shares of Common Stock, assuming all of the warrants are exercised. The amount of dilution will depend on the actual amount of capital received. In addition, if the warrants are exercised at any time when the exercise price is less than the tangible book value of the shares of common stock received, the exercise will be dilutive to the tangible book value of the then existing common shareholders. Based on the tangible book value per share of our Common Stock at September 30, 2008 of $4.93 and an exercise price of $6.48 based on the average market price of our Common Stock for the 20 trading days prior to December 4, 2008, the exercise of these warrants would not be dilutive to our tangible book value if the warrants were exercised immediately. The amount of any dilution, however, would depend on the number of shares of common stock issued upon the exercise of the warrants and the amount of the difference between the exercise price and the book value of the common shares at such time.

Future Issuance of Preferred Stock

We are unable to determine the effects of any other future issuance of a series of preferred stock on the rights of our shareholders until the Board of Directors determines the rights of the holders of such series. However, such effects might include: (i) restrictions on the payment of dividends to holders of our Common Stock; (ii) dilution of voting power to the extent that the holders of shares of preferred stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of our Common Stock if the preferred stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of our Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of preferred stock.

Pro Forma Financial Information

The following unaudited pro forma financial information of the Company for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008 show the effects of a minimum of $3.795 million and a maximum of $11.385 million of Senior Preferred issued to the Treasury pursuant to the Program. The pro forma financial data below may change materially under either the “Minimum” or “Maximum” scenario based on the actual proceeds received under the Program, the timing and utilization of the proceeds as well as certain other factors including any subsequent changes in our common stock price and the discount rate used to determine the fair value of the preferred stock. Accordingly, we can provide no assurance that the “Minimum” or “Maximum” pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation.

		Pro-Forma (3)
	Historical	September 30, 2008
	September 30, 2008	Minimum	Maximum
ASSETS
Total cash and cash equivalents	$ 6,762,519	$ 6,762,519	$ 6,762,519
Total Investment Securities (5)	139,774,039	140,719,039	142,619,039
Assets held for sale	3,086,359	3,086,359	3,086,359
Loans, net	293,211,592	293,211,592	293,211,592
Total Other Assets	37,960,362	37,960,362	37,960,362
Total assets	$ 480,794,871	$ 481,739,871	$ 483,639,871

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Total Deposits	$ 349,340,190	$ 349,340,190	$ 349,340,190
Total Borrowed Funds (5)	115,403,128	112,553,128	106,863,128
Total other liabilities	3,295,951	3,295,951	3,295,951
Total Liabilities	468,039,269	465,189,269	459,499,269

STOCKHOLDERS' EQUITY
Preferred Stock (1)	0	3,795,000	11,385,000
Common stock	3,234,885	3,234,885	3,234,885
Warrants (2)	0	137,316	411,947
Discount on Preferred Stock (4)	0	(137,316)	(411,947)
Surplus	16,840,400	16,840,400	16,840,400
Retained earnings	5,188,209	5,188,209	5,188,209
Accumulated other comprehensive income	(12,507,892)	(12,507,892)	(12,507,892)
Shareholders' Equity	12,755,602	16,550,602	24,140,602

Total Liabilities and Stockholders' Equity	$ 480,794,871	$ 481,739,871	$ 483,639,871

(1) The pro forma financial information reflects the issuance of a minimum of $3,795,000 and a maximum of $11,385,000 of Central Virginia Bankshares, Inc. Senior Preferred Stock.

(2) The pro forma financial information reflects the issuance of Warrents in the minimum amount of 78,409 and a maximum amount of 235,227 for conversion into Central Virginia Bankshares, Inc. common stock.

(3) The Balance Sheet data reflects the effect of the proceeds of Preferred Stock Issuance as of the Balance Sheet date.

(4) The discount is determined based on the value allocated to the warrants upon issuance. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined utilizing a Black-Scholes model which includes assumptions regarding the Central Virginia Bankshares, Inc. common stock price and its volatility, dividend yield, and assumptions regarding the risk free interest rate. The fair value of the preferred stock is determined based on assumptions regarding the discount or market rate on the preferred stock, for which 12% was used.

(5) Pro forma assumes that 75% of the estimated minimum Preferred stock obtained through the Capital Purchase Program is utilized to reduce short term borrowings, while the remaining 25% is invested in short term U.S Government Agency securities pending loan funding. Reallocation and/or redeployment of the funds is anticipated; however, the timing of such is uncertain.

		Pro-Forma (1)
	Historical	September 30, 2008
	September 30, 2008	Minimum	Maximum

Total Interest Income (2)	$ 22,677,159	$ 22,694,878	$ 22,730,503
Total Interest Expense (2)	11,604,194	11,561,500	11,476,113
Net Interest Income	11,072,965	11,133,378	11,254,390
Provision for Loan Losses	880,000	880,000	880,000
Net interest income after provision for loan losses	10,192,965	10,253,378	10,374,390
Total Non-Interest Income	2,685,271	2,685,271	2,685,271
Total Non-Interest Expense	27,688,508	27,688,508	27,688,508
Income before income taxes	(14,810,272)	(14,749,860)	(14,628,847)
Income taxes (3)	278,487	299,027	340,172
Net Income (Loss)	$ (15,088,759)	$ (15,048,887)	$ (14,969,019)
Effective Dividend on Preferred Stock (4)		160,538	481,763
Net Income (Loss) Available for Common Shareholders	(15,088,759)	(15,209,424)	(15,450,781)

Earnings (Loss) per share of common stock - Basic:	(5.86)	(5.90)	(6.00)

Earnings (Loss) per share of common stock - Diluted: (5)	(5.86)	(5.90)	(6.00)

Weighted average basic shares	2,576,578	2,576,578	2,576,578
Weighted average shares assuming dilution (5)	2,576,578	2,576,578	2,576,578

(1) The Income Statement data reflects the effect of the proceeds of Preferred Stock Issuance as of the beginning of the period.

(2) Pro forma assumes that 75% of the estimated minimum Preferred stock obtained through the Capital Purchase Program is utilized to reduce short term borrowings which carry an average interest rate of 1.5%, while the remaining 25% is invested in short term U.S Government Agency securities yielding approximately 2.5% pending loan funding. Reallocation and/or redeployment of the funds is anticipated; however, the timing of such is uncertain.

(3) Incremental Income or Expense Tax Impact is calculated at 34%.

(4) Consists of the stated dividend of 5% on the preferred stock redemption value of $1,000 per share plus the accretion of any discount on the preferred stock. The discount is determined based on the value allocated to the warrants upon issuance. The discount is accreted back to book value based on a constant effective yield method, over a five year period which is the expected life of the preferred stock upon issuance. The accretion is estimated based on a number of assumptions which are subject to change, such as the discount rate upon issuance of the preferred stock, and the underlying value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined utilizing a Black-Scholes model which includes assumptions regarding the Central Virginia Bankshares, Inc. common stock price and its volatility, dividend yield, and assumptions regarding the risk free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount or market rate on the preferred stock, for which 12% was used. The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(5) All warrants and options outstanding were anti-dilutive due to the net loss for the period ended September 30, 2008.

		Pro-Forma (1)
	Historical	December 31, 2007
	December 31, 2007	Minimum	Maximum

Total Interest Income (2)	$ 30,613,371	$ 30,636,996	$ 30,684,496
Total Interest Expense (2)	15,802,037	15,745,112	15,631,262
Net Interest Income	14,811,334	14,891,884	15,053,234
Provision for Loan Losses	180,000	180,000	180,000
Net interest income after provision for loan losses	14,631,334	14,711,884	14,873,234
Total Non-Interest Income	3,542,054	3,542,054	3,542,054
Total Non-Interest Expense	13,138,359	13,138,359	13,138,359
Income before income taxes	5,035,029	5,115,579	5,276,929
Income taxes (3)	1,046,318	1,073,705	1,128,564
Net Income	$ 3,988,711	$ 4,041,874	$ 4,148,365
Effective Dividend on Preferred Stock (4)		214,050	642,350
Net Income Available for Common Shareholders	3,988,711	3,827,824	3,506,015

Earnings per share of common stock - Basic:	1.56	1.50	1.37

Earnings per share of common stock - Diluted:	1.54	1.45	1.26

Weighted average basic shares (5)	2,553,760	2,553,760	2,553,760
Weighted average shares assuming dilution (5)	2,583,652	2,646,492	2,772,170

(1) The Income Statement data reflects the effect of the proceeds of Preferred Stock Issuance as of the beginning of the period.

(2) Pro forma assumes that 75% of the estimated minimum Preferred stock obtained through the Capital Purchase Program is utilized to reduce short term borrowings which carry an average interest rate of 1.5%, while the remaining 25% is invested in short term U.S Government Agency securities yielding approximately 2.5% pending loan funding. Reallocation and/or redeployment of the funds is anticipated; however, the timing of such is uncertain.

(3) Incremental Income or Expense Tax Impact is calculated at 34% .

(4) Consists of the stated dividend of 5% on the preferred stock redemption value of $1,000 per share plus the accretion of any discount on the preferred stock. The discount is determined based on the value allocated to the warrants upon issuance. The discount is accreted back to book value based on a constant effective yield method, over a five year period which is the expected life of the preferred stock upon issuance. The accretion is estimated based on a number of assumptions which are subject to change, such as the discount rate upon issuance of the preferred stock, and the underlying value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair valuye of the warrants is determined utilizing a Black-Scholes model which includes assumptions regarding the Central Virginia Bankshares, Inc. common stock price and its volatility, dividend yield, and assumptions regarding the risk free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount or market rate on the preferred stock, for which 12% was used. The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(5) The weighted average basic and fully diluted shares have been adjusted to give effect to the 5% stock dividend paid in June 2008 in order to maintain comparability with the 2008 pro forma financial data. The treasury stock method was used for purposes of evaluating the effect of the warrants on diluted shares outstanding.

		Pro-Forma
	Historical	September 30, 2008
	September 30, 2008	Minimum (1)	Maximum (2)
Balance Sheet
Total Assets (3)	$ 480,794,871	$ 481,739,871	$ 483,639,871
Total Liabilities (3)	468,039,269	465,189,269	459,499,269
Total Shareholders Equity	12,755,602	16,550,602	24,140,602

Capital Ratios
Total Risk Based Capital to risk weighted assets ratio	9.6%	10.6%	12.6%
Tier 1 capital ratio	8.7%	9.7%	11.7%
Leverage ratio	6.6%	7.3%	8.9%
Equity to assets ratio	2.7%	3.4%	5.0%

(1) Pro forma impact of the proceeds of the minimum preferred stock issuance to the U. S. Treasury $3,795,000.
(2) Pro forma impact of the proceeds of the maximum preferred stock issuance to the U. S. Treasury $11,385,000.

(3) Pro forma assumes that 75% of the estimated minimum Preferred stock obtained through the Capital Purchase Program is utilized to reduce short term borrowings which carry an average interest rate of 1.5%, while the remaining 25% is invested in short term U.S Government Agency securities yielding approximately 2.5% pending loan funding. Reallocation and/or redeployment of the funds is anticipated; however, the timing of such is uncertain.

Potential Anti-Takeover Effects of the Amendment

The amendment and restatement of the Articles of Incorporation as proposed could adversely affect the ability of third parties to take over or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. Specifically, the ability of our Board of Directors to establish the rights of, and to cause us to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company.

Any future issuance of preferred stock, however, would require approval by the Board of Directors, who are each legally bound by fiduciary duty to act in accordance with his or her good faith business judgment of the best interests of the Company. The Board of Directors has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. At this time, the only issuance of preferred stock contemplated by the Board of Directors is to the Treasury pursuant to the Program, which is intended for capital raising purposes only.

At present, our Articles of Incorporation and Bylaws contain the following provisions that may have an anti-takeover effect:

Classified Board of Directors. Our Articles of Incorporation and Bylaws currently provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified. One class of directors is elected annually.

Special Voting Provisions. Our Articles of Incorporation currently provide that unless the following actions have been approved by 80% of disinterested directors or meet certain fair price and procedural requirements, the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our capital stock entitled to vote shall be required to approve the following actions:

•	Any merger or consolidation with an Interested Stockholder or an affiliate of an Interested Stockholder;
•

Any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any Interested Stockholder or affiliate of an Interested Stockholder of our assets with an aggregate fair market value of $100,000 or more;

•	The issuance or transfer by us of any of our securities to an Interested Stockholder or any cash, securities or other property with an aggregate fair market value of $100,000 or more;
•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an Interested Stockholder or an affiliate of an Interested Stockholder;

•

Any reclassification, recapitalization, merger, consolidation or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity or convertible securities which is directly or indirectly owned by an Interested Stockholder or an affiliate of an Interested Stockholder.

For the purposes of this paragraph, the term “Interested Stockholder” a beneficial owner, directly or indirectly, of more than 20% of the voting power of our outstanding capital stock, an affiliate of the Company who at any time during the two years prior to the date in question was the beneficial owner, directly or indirectly, of more than 20% of the voting power of our outstanding capital stock or certain assignees of or successors to any shares previously beneficially owned by an Interested Stockholder.

No Cumulative Voting. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Advance Notice for Shareholder Proposals or Nominations at Meetings. Our Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the meeting. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters.

Required Vote

The affirmative vote of the holders of more than two-thirds of all the votes entitled to be cast at the Special Meeting is required for approval of the proposed amendment and restatement of our Articles of Incorporation. Accordingly, abstentions and broker non-votes will be considered as votes against this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION.

PROPOSAL TWO

ADJOURNMENT OF THE SPECIAL MEETING

General

If at the Special Meeting the number of shares of our Common Stock present or represented and voting in favor of Proposal One is insufficient to approve Proposal One, our management may move to adjourn the Special Meeting in order to enable our Board of Directors to continue to solicit additional proxies in favor of the Proposal One. In that event, you will be asked to vote only upon the adjournment proposal and not Proposal One.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the Special Meeting and any later adjournments. If our shareholders approve the adjournment proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use additional time to solicit additional proxies in favor of Proposal One, including the solicitation of proxies from the shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the Proposal One have been received, we could adjourn the Special Meeting without a vote on Proposal One and seek to convince the holders of those shares to change their votes to votes in favor of the approval of Proposal One.

The Board of Directors believes that if the number of shares of Common Stock present or represented at the Special Meeting and voting in favor of Proposal One is insufficient to approve that proposal, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve Proposal One.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned. However, if the Special Meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, notice of the adjourned meeting will be given as in the case of the original meeting.

Required Vote

The affirmative vote of the holders of a majority of votes cast at the Special Meeting is required for approval of the proposal to adjourn the Special Meeting. Accordingly, abstentions and broker-non votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE ARTICLES.

OWNERSHIP OF STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth as of November 28, 2008 (unless otherwise noted), certain information with respect to the persons known by us to beneficially own more than five percent of outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class

None

Security Ownership of Management

The following table sets forth, as of November 28, 2008, certain information with respect to the beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the “named executive officers” identified in our proxy statement for the 2008 Annual Meeting of Shareholders and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

The business address for our directors and executive officers is 2036 New Dorset Road, P.O. Box 39, Powhatan, Virginia 23139-0039.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class

Kemper W. Baker, Jr (3)	933	*
Charles F. Catlett, III	13,176	*
Leslie S. Cundiff	377	*
Clarke C. Jones	7,334	*
F. William Kidd	6,392	*
John B. Larus (4)	54,311	2.08%
Ralph Larry Lyons (5)	52,339	2.00%
Elwood C. May (6)	19,979	*
James T. Napier	9,768	*

Roseleen P. Rick	1,111	*
William C. Sprouse	2,137	*
Phoebe P. Zarnegar	1,488	*

All present executive officers and directors as a group
(12 persons)	169,345	6.47%
*Less than one percent (1%)

(1) Amounts include the following shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of November 25, 2008: Mr. Catlett - 3,634; Mr. Kidd - 1,304; Mr. Larus - 2,315; Mr. Lyons - 14,766;
Mr. Napier - 7,293.
(2) Based on 2,587,908 shares of Common Stock issued and outstanding on November 25, 2008.
(3) Includes 548 shares owned by Mr. Baker's wife.
(4) Includes 14,585 shares owned by Mr. Larus' wife.
(5) Includes 6,714 shares owned by Mr. Lyons and his wife as joint tenants, and 5,438 shares owned by his wife.
(6) Includes 5,629 shares owned by Mr. May and his wife as joint tenants.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be included in the Proxy Statement and acted upon at the 2009 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to our Secretary, whose address is P.O. Box 39, Powhatan, Virginia 23139-0039, no later than December 15, 2008.

Our Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by our Secretary not less than 60 days and not more than 90 days prior to the date of the meeting. Based upon an anticipated date of May 12, 2009 for the 2009 Annual Meeting of Shareholders, we must receive such notice no later than March 13, 2009 and no earlier than February 11, 2009. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to our Secretary.

FORWARD LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	changes in the interest rates affecting our deposits and our loans;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;
•	an insufficient allowance for loan losses as a result of inaccurate assumptions;
•	the loss of any of our key employees;
•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;
•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
•	our ability to assess and manage our asset quality;
•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
•	our ability to maintain internal control over financial reporting;
•	our ability to raise capital as needed by our business;
•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and
•	other circumstances, many of which are beyond our control.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Special Meeting. However, if other matters do properly come before the Special Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

WHERE YOU CAN FIND MORE INFORMATION

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Reports on Form 10-Q for fiscal quarters ended in 2008, excluding exhibits, may be obtained without charge by writing to our Secretary, whose address is P.O. Box 39, Powhatan, Virginia 23139-0039.

INCORPORATION OF FINANCIAL STATEMENTS

The following financial statements and other portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 31, 2008 and amended on April 2, 2008 (the “Form 10-K”) and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the SEC on November 14, 2008 and amended on December 1, 2008 (the “Form 10-Q”) are incorporated by reference herein:

•	financial statements and supplementary financial information of the Company appearing in Part II, Item 8 to the Form 10-K and in Part I, Item 1 of the Form 10-Q;

•	management’s discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and in Part I, Item 2 of the Form 10-Q;
•	quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and in Part I, Item 3 of the Form 10-Q; and
•	changes and disagreements with accountants on accounting and financial disclosure appearing in Part II, Item 9 of the Form 10-K.

See “Where You Can Find More Information” on how to request copies of these documents.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this proxy statement and prior to the date of the meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC AUDITORS

Selection of our independent registered public accounting firm is made by our Audit Committee. Yount, Hyde & Barbour, P.C. served as the independent registered public accounting firm for the fiscal years ended December 31, 2007 and ending December 31, 2008.

Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Special Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

APPENDIX A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CENTRAL VIRGINIA BANKSHARES, INC.

~~(restated in electronic format)~~

ARTICLE I

Name

The name of the Corporation is CENTRAL VIRGINIA BANKSHARES, INC.

ARTICLE II

Purposes

The purpose for which the Corporation is organized is to acquire, own, manage, sell or otherwise dispose of shares of the capital stock and other securities of banks and other corporations. In addition, the Corporation shall have the power to carry on business of any character not prohibited by law or required to be stated in these articles.

ARTICLE III

Capitalization

The aggregate number of shares of Capital Stock which the Corporation shall have authority to issue is 6,000,000 shares of Common Stock of the par value of $1.25 per share and 1,000,000 shares of Preferred Stock of the par value of $1.25 per share. No holder of any of the shares of the Capital Stock of the Corporation of any class or series shall be entitled as of right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized Capital Stock of the Corporation, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation or carrying any right to purchase any stock of any class or series, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such price and terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof.

Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the Commission articles of amendment as required by law, and the Commission shall have issued a certificate of amendment.

ARTICLE IV

Employee Benefit Plans

The Corporation may, with the approval of a majority of the entire Board of Directors, establish, adopt, alter, amend or repeal pension plans, stock option plans, stock purchase plans, and other incentive, bonus or deferred compensation plans for the officers and employees of the Corporation or of its subsidiaries, including employees who are directors of the Corporation or any subsidiary, provided, however, that no more than 5,000 shares, in the aggregate, of the authorized Common Stock of the Corporation shall be set aside for such purposes without the prior approval of the stockholders of the Corporation.

ARTICLE V

Partnerships - Joint Ventures

The Corporation shall have the power to enter into partnership or joint venture agreements with other corporations, whether organized under the laws of Virginia or otherwise, or with any individual or individuals.

ARTICLE VI

~~Registered Office and Agent~~

~~The post office address of the initial registered office is Post Office Box 266, Powhatan, Virginia 23139, Powhatan County, Virginia 23139. The name of the initial registered agent is Ralph Larry Lyons, who is a resident of Virginia and a Director of the Corporation, and whose business office is the same as the registered office of the Corporation.~~

~~ARTICLE VII~~

Directors

Section 1.	Number, Election and Terms

~~The initial number of the directors shall be eight. Their names and addresses are as follows:~~

~~Name~~	~~Address~~

~~Ralph Larry Lyons~~	~~Powhatan, Virginia~~

~~W. Rogers Meador~~	~~Goochland, Virginia~~

~~Charles W. Binford~~	~~Goochland, Virginia~~

~~P. Allen Brauer~~	~~Powhatan, Virginia~~

~~Charles B. Goodman~~	~~Amelia, Virginia~~

~~John B. Larus~~	~~Powhatan, Virginia~~

~~Elwood C. May~~	~~Powhatan, Virginia~~

~~Garland L. Blanton, Jr.                      Cartersville, Virginia~~         Except as otherwise ~~may be provided~~fixed by any articles of amendment adopted by the Board of Directors pursuant to ~~the provisions of Article III hereof~~Article III relating to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. The directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1988, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1989, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation following the 1986 meeting, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Section 2. Stockholder Nomination or Director Candidates

Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

Section 3. Newly Created Directorships and Vacancies

Except as otherwise ~~may be provided~~fixed by any articles of amendment adopted by the Board of Directors pursuant to Article III relating to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4. Removal

Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without case, but only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Section 5. Amendment, Repeal, etc.

Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power or all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article ~~VII~~VI.

ARTICLE ~~VIII~~VII

Indemnification

Every person, and his heirs, executors and administrators, who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative, investigative, or was or is the subject of any claim, and whether or not by or in the right of the Corporation, by reason of his being or having been a director or officer of the Corporation, or by reason of his serving or having served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, committee, trust or other enterprise, or at the request of the Corporation in any capacity that under Federal law regulating employee benefit plans would or might constitute him a fiduciary with respect to any such plan, whether or not such plan is or was for employees of the Corporation, shall be indemnified by the Corporation against expenses (including attorneys’ fees), judgments, fines, penalties, awards, costs, amounts paid in settlement and liabilities of all kinds, actually and reasonably incurred by him in connection with, or resulting from, such action, suit, proceeding or claim, provided that no indemnification shall be made against his gross negligence or willful misconduct.

Any indemnification under the preceding paragraph (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstance because he had met the applicable standard of conduct set forth in said paragraph. Such determination may be made either (i) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Expenses (including attorneys’ fees) incurred by or in respect of any such person in connection with any such action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, may be paid by the Corporation in advance of the final disposition thereof upon receipt of an undertaking by, or on behalf of, such person to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the

Corporation.

The Board of Directors of the Corporation shall have the power, generally and in specific cases, to indemnify its other employees and agents to the same extent as provided in this Article with respect to its directors and officers.

The provisions of this Article are in addition to, and not in substitution for, any other right to indemnity to which any person who is or may be indemnified by or pursuant to this Article may otherwise be entitled, and to the powers otherwise accorded by law to the Corporation to indemnify any such person and to purchase and maintain insurance on behalf of any such person against any liability asserted against or incurred by him in any capacity referred to in this Article or arising out of his status as serving or having served in any such capacity (whether or not the Corporation would have the power to indemnify against such liability).

If any provision of this Article shall be adjudicated invalid or unenforceable, such adjudication shall not be deemed to invalidate or otherwise affect any such provision hereof or any power of indemnity which the Corporation may have under the laws of the Commonwealth of Virginia.

Directors, officers, employees and agents of the Corporation shall be indemnified to the full extent permitted or required by Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia or by any subsequently enacted applicable provision of said Code, and such indemnification, to the extent permissible by law, shall be in addition to the foregoing provisions of this Article ~~VIII~~VII.

ARTICLE ~~IX~~VIII

Contracts

Section 1. Approval of Contract

No contract or other transaction between the Corporation and one or more of its officers or directors or in which one or more of its officers or directors are interested and no contract or other transaction between the Corporation and any other corporation, firm, association or entity in which one or more of its officers or directors are directors or officers or are interested shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors of the Corporation or a committee thereof which authorizes, approves or ratifies such contract or transaction or because the votes of such director or directors are counted for such purpose, provided that the material facts as to the relationship or interest are disclosed or known:

(i)

to the Board of Directors or committee, which authorizes, approves or ratifies the contract or transaction by a vote sufficient for the purpose without counting the votes of such interested directors; or

(ii)	to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent.

Section 2. Contract Fair and Reasonable

In any event, no contract or other transaction described in paragraph (a) of this Article shall be void or voidable despite failure to comply with parts (i) or (ii) of paragraph (a); provided that such contract or transaction was fair and reasonable to the Corporation in view of all the facts known to any officer or director at the time such contract or transaction was entered into on behalf of the Corporation. In an action to obtain relief for the Corporation on account of a contract or other transaction described in paragraph (i) in which there was no compliance with parts (i) or (ii) of paragraph (a), such contract or transaction may be avoided for the benefit of the Corporation, and the court may grant other appropriate relief, unless the party seeking to uphold the contract or transaction sustains the burden of proving that such contract or transaction complied with the requirement of the first sentence of this paragraph (b).

ARTICLE ~~X~~IX

Certain Business Combinations

Section 1. Vote Required for Certain Business Combinations

(a)          Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article ~~X~~IX:

(i)

any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(ii)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

(iii)

the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Company or any Subsidiary to any Interested Stockholder or any cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv)	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(v)

any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class (it being understood that for purposes of this Article ~~X~~IX, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article III of these Articles of Incorporation). Such affirmative votes shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(b)            Definition of “Business Combination.” The term “Business Combination” as used in this Article ~~X~~IX shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

Section 2. When Higher Vote is Not Required

The provisions of Section 1 of this Article ~~X~~IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs (a) or (b) are met:

(a)          Approval by Disinterested Directors. The Business Combination shall have been approved by at least 80% of the Disinterested Directors (as hereinafter defined).

(b)	Price and Procedure Requirements. All of the following conditions shall have been met:

(i)

The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(a)          (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(b)          The Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such matter date is referred to in this Article ~~X~~IX as the “Determination Date”), whichever is higher.

(ii)

The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(a)          (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher:

(b)          (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company; and

(c)          the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(iii)

The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with Paragraph (b)(i) and (b)(ii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares of similar event.

(iv)

After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by least 80% of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock, if any; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by at least 80% of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by at least 80% of the Disinterested Directors; and (c) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(v)

After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi)

A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3. Certain Definitions

For the purposes of this ~~Articles X~~Article IX:

(a)	A “person” shall mean any individual, firm, corporation or other entity.

(b)          “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i)	is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

(ii)

is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

(iii)

is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c)	A person shall be a “beneficial owner” of any Voting Stock:

(i)	which such person or any of its Affiliates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii)

which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)

which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of

Voting Stock.

(d)          For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (b) of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c) of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(e)          “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 1, 1985.

(f)           “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholders set forth in paragraph (b) of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(g)          “Disinterested Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

(h)          “Fair Market Value” means the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

(i)           In the event of any Business Combination in which the Corporation survives, the phrase “other consideration to be received” as used in paragraph (b)(i) and (ii) of Section 2 of this Article ~~X~~IX shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

Section 4. Powers of the Board of Directors

A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article ~~X~~IX, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value of $500,000 or more. A majority of the Disinterested Directors of the Corporation shall have the further power to interpret all of the terms and provisions of this Article ~~X~~IX.

Section 5. No Effect on Fiduciary Obligations of Interested Stockholders

Nothing contained in this Article ~~X~~IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Section 6. Amendment, Repeal, etc.

Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more to the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with the Article ~~X~~IX.

Section 7. Applicability of Article 14 of Chapter 9 of Title 13.1 of the Code of Virginia

The provisions of this Article ~~X~~IX shall be in lieu of the provisions of Article 14 of Chapter 9 of Title 13.1 of the Code of Virginia; provided, however, that if any provision of this Article ~~X~~IX shall be determined by any court of competent jurisdiction to be invalid, such determination on having been appealed or having been upheld on any appeal or appeals, then and in that event these Articles of Incorporation shall be deemed to have been amended so as to adopt the provisions of the said Article 14 of Chapter 9 of Title 13.1 of the Code of Virginia.

ARTICLE ~~XI~~X

Bylaw Amendments

The Board of Directors shall have power to make, alter, amend and repeal the Bylaws of the Corporation (except so far as the Bylaws of the Company adopted by the stockholders shall otherwise provide). Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in these Articles of Incorporation to the contrary, Sections 1.4, 2.2, 2.4, 2.5 and 2.13 of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these Articles of Incorporation to the contrary, except as otherwise provided by law for separate class votes, the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article ~~XI~~X.

CENTRAL VIRGINIA BANKSHARES, INC.
2036 New Dorset Road, P.O. Box 39, Powhatan, Virginia 23139-0039

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The undersigned hereby constitutes John B. Larus and James T. Napier, or either one of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all shares of Common Stock of Central Virginia Bankshares, Inc. (the “Corporation”) held of record by the undersigned on November 28, 2008 at the Special Called Meeting of Stockholders to be held at the main office branch of Central Virginia Bank located at 2351 Anderson Highway, Powhatan, Virginia 23139 on [January 9, 2009 at 4:00 p.m.], or any adjournment thereof, for the following purposes:

1.

To act on a proposed amendment and restatement of our Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock;

☐ FOR                    ☐ AGAINST               ☐ ABSTAIN

The Board of Directors recommends a vote “FOR” the amendment.

2.

To act on a proposal to adjourn the special meeting to allow time for further solicitation of proxies, in the event there are insufficient votes represented in person or by proxy at the special meeting to approve the amendment proposal;

☐ FOR                    ☐ AGAINST               ☐ ABSTAIN

The Board of Directors recommends a vote “FOR” the proposal.

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope.)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ITEM 1 AND ITEM 2 AND ON OTHER MATTERS BY THE PROXY AGENTS IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Date: _____/______/ 2008

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(If signing as Attorney, Administrator, Executor, Guardian or Trustee, please add your title as such.)

PLEASE MARK, SIGN EXACTLY AS YOUR NAME APPEARS ON CERTIFICATE, DATE AND RETURN PROMPTLY. JOINT OWNERS MUST EACH SIGN.